                     CAPITOL COMMUNITIES CORPORATION, INC.
                               AND SUBSIDIARIES

                         AUDITED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

            CAPITOL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------




                               TABLE OF CONTENTS
                               -----------------

                                                       Page
                                                       ----

Independent Auditor's Report                           F-3

Financial Statements
 Balance Sheets                                        F-4
 Statements of Operations                              F-5
 Statements of Changes in Shareholders' Equity         F-6
 Statements of Cash Flows                              F-7

Notes to Financial Statements                          F-8

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Board of Directors and Stockholders of Capitol Communities Corporation, Inc. and Subsidiaries


We have audited the accompanying balance sheets of Capitol Communities Corporation, Inc. and Subsidiaries as of September 30, 1996 and the related statements of income and accumulated deficit, stockholders equity and cash flows for the years ended September 30, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Communities Corporation, Inc. and Subsidiaries as of September 30, 1996 and the results of its operations and its cash flows for the years ended September 30, 1996 and 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 15 to the financial statements, the Company has suffered recurring losses from operations and has net capital deficiencies that raise substantial doubt about it's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


January 8, 1997
(Except for Note 20 which
 is dated August 1, 1997)
/s/ Joel S. Baum, P.A., CPA
Coral Springs, Florida

                                 BALANCE SHEET

                        ASSETS
                        ------

                                            September 30,
                                                1996
                                            -------------

Current Assets
  Account Receivable                        $     1,057
         Prepaid Assets                           6,893
  Accrued Interest                               62,140
                                            -----------
   Total Current Assets                          70,090

Loan & Origination Fees,
 Net of Amortization (60,253)                   211,601

Other Assets
  Deposits                                          129
  Real Estate Holdings                        9,156,357
  Investments                                 3,500,000
                                            -----------
   Total other Assets                        12,656,486
                                            -----------

   Total Assets                             $12,938,177
                                            ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current Liabilities
  Cash Overdraft                            $   185,911
  Accounts Payable & Accrued Expenses         1,108,926
  Accrued Interest                              252,671
  Notes Payable - Current Maturities          1,964,406
                                            -----------
    Total Current Liabilities                 3,511,914

Notes Payable - Non Current                   6,973,128
                                            -----------

    Total Liabilities                        10,485,042
                                            -----------

Shareholders' Equity

  Preferred Stock, $.01 par value
   none issued and outstanding                    - 0 -
  Common Stock, $.001 Par Value;
   Authorized 40,000,000 Shares;
   Issued and Outstanding - 7,000,000             7,000
  Additional Paid in Capital                  4,764,108
  Accumulated Deficit                        (2,317,973)
                                            -----------

    Total Shareholders' Equity                2,453,135
                                            -----------

    Total Liabilities and
     Shareholders' Equity                   $12,938,177
                                            ===========


                           STATEMENTS OF OPERATIONS

                                        Years Ended September 30,
                                           1996          1995
                                       -----------    -----------
Revenues:

   Sales (Note 11)                     $    31,676    $   565,467

Cost of Sales                                - 0 -        587,525
                                       -----------    -----------

   Gross Profit (Loss)                      31,676        (22,058)
                                       -----------    -----------

Operating Expenses:

   General & Administrative
    Expenses                               610,820        283,393

   Interest Expense                        775,814        593,684
                                       -----------    -----------
                                         1,386,634        877,077
                                       -----------    -----------

Net Loss Before
 Interest Income                        (1,354,958)      (899,135)

Interest Income                            245,905         13,217
                                       -----------    -----------

Net Loss                                (1,109,053)      (885,918)

Accumulated Deficit                     (1,208,920)      (323,002)
                                       -----------    -----------

                                       $(2,317,973)   $(1,208,920)
                                       ===========    ===========

Weighted Average
 Common Shares Outstanding                   (.158)        (0.259)
                                       ===========    ===========

                STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                              September 30, 1996
                              ------------------

                                                   ADDITIONAL
                              COMMON STOCK           PAID-IN    ACCUMULATED
                        # SHARES        AMOUNT       CAPITAL      DEFICIT
                        --------        ------     ----------   -----------
September 30, 1994     11,135,018       $11,135    $1,438,191   $  (323,002)

Reverse Stock
 Split (July, 1995)    (8,908,014)       (8,908)        8,908         - 0 -

Additional Stock
 Issued                 4,772,996         4,773     3,317,009         - 0 -

Net Loss                    - 0 -         - 0 -         - 0 -      (885,918)
                      -----------       -------    ----------   -----------

September 30, 1995      7,000,000         7,000     4,764,108    (1,208,920)

Net Loss                    - 0 -         - 0 -         - 0 -    (1,109,053)
                      -----------       -------    ----------   -----------

September 30, 1996      7,000,000       $ 7,000    $4,764,108   $(2,317,973)
                      ===========       =======    ==========   ===========

                           STATEMENTS OF CASH FLOWS

                                    Years Ended September 30,
                                      1996           1995
                                   -----------     -----------
Cash Flows From Operating
 Activities:

Net Loss                           $(1,109,053)  $  (885,918)

Adjustments to Reconcile
 Net Loss to Net Cash Used
 for Operating Activities:
  Amortization                          57,232         - 0 -
  (Increase) in  Receivables           (38,191)       (9,832)
  (Increase) in  Real Estate
   Holdings                           (254,936)      (90,935)
  Increase (Decrease) in
    Accrued Expenses                   906,631      (137,766)
  (Increase) Decrease in
    Prepaid Assets                         535        (7,557)
  (Increase) in  Loan
   Origination Fees                      - 0 -      (271,854)
                                   -----------   -----------
     Net Cash (Used)
       For Operations                 (437,782)   (1,403,862)
Cash Flows From Financing
 Activities:
  Increase (Decrease)in
   Long Term Debt                      (13,832)    1,639,169
                                   -----------   -----------

Net Increase (Decrease) in
 Cash                                 (451,614)      235,307

Cash - Beginning of Year               265,703        30,396
                                   -----------   -----------

Cash - (Overdraft) End of Year     $  (185,911)  $   265,703
                                   ===========   ===========

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

NOTE 1 -  SIGNIFICANT ACCOUNTING POLICIES
          -------------------------------

     A.   BACKGROUND
          ----------

          The Company was originally incorporated in the State of New York on November 8, 1968 under the name of Century Cinema Corporation. In 1983, the Company merged with a privately owned company, Diagnostic Medical Equipment Corp. and as a

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          result changed its name to that of the acquired company. By 1990, the Company was an inactive publicly held corporation. In 1993, the Company changed its name to AWEC Resources, Inc. and commenced operations. On February 11, 1994 the Company formed a wholly owned subsidiary AWEC Development Corp, an Arkansas Corporation, which later changed its name to Capitol Development of Arkansas. The Company is currently in the business of developing and selling real estate properties.

          In February, 1994 Petro Source Energy Corporation transferred the majority of its holdings in the common shares of the predecessor corporation, AWEC Resources, Inc., to Prescott Investments Limited Partnership and Charlie Corporation, both of which were then and currently are affiliates of Michael Todd, Herbert Russell and John DeHaven, the beneficial owners of the Company. These shares were transferred in consideration for public relations services provided by Prescott Limited Partnership and Charlie Corporation to Petro Source. Such services were deemed by Petro Source to be integral and indispensable to the concurrent acquisition of approximately 2,041 acres of land in Maumelle, Arkansas by the Company's Operating Subsidiary. The Company was not a party to the transfer of shares. The Company did not issue any new shares pursuant to the acquisition of the land. Accordingly, the transfer of shares did not affect the capitalization of the Company, and was non-dilutive to all other shareholders.

          In order to effectuate a change in domicile and name change approved by a majority of the Predecessor Corporation shareholders, the Predecessor Corporation merged, effective January 30, 1996, into Capitol Communities Corporation, a Nevada corporation formed in August 1995 solely for the purpose of the merger.

     B.   PRINCIPLES OF CONSOLIDATION
          ---------------------------

          The Consolidated financial statements include accounts of its wholly-owned subsidiaries. All material intercompany transactions have been eliminated.

     C.   REAL ESTATE HOLDINGS
          --------------------

          Real estate investments are stated at the lower of cost or market. Acquisition costs are allocated to respective properties based on appraisals of the various properties acquired in the acquisition.

NOTE 1 -  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          -------------------------------------------

     D.   INCOME TAXES
          ------------

          In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          liabilities and their respective tax bases.

     E.   REVENUE RECOGNITION
          -------------------

          Revenue is recognized under the full accrual method of accounting upon the completed sale of real property held for development and sale. All costs incurred directly or indirectly in acquiring and developing the real property are capitalized.

     F.   USE OF ESTIMATES
          ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     G.   CASH AND CASH EQUIVALENTS
          -------------------------

          Cash and cash equivalents include cash on hand, cash in banks, and any highly liquid investments with a maturity of three months or less at the time of purchase.

          The Company and its Subsidiaries maintain cash and cash equivalent balances at several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. At September 30, 1996 there is no concentration of credit risk from uninsured bank balances.

     H.   EARNINGS/LOSS PER SHARE
          -----------------------

          Primary earnings per common share are computed by dividing the net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The number of shares used for the fiscal years ended September 30, 1996 and 1995 were 7,000,000 and 10,273,558, respectively.

NOTE 2 -  CAPITAL TRANSACTIONS
          --------------------

     A.   In May 1993, the Company executed a 15 to 1 reverse stock split.

     B. In September 1993, the company issued an additional 4,282,126 shares of common stock to existing stockholders.

     C. In October 1993, the Company issued to Petro Source 6,079,000 shares of common stock to acquire royalty interests in oil and gas properties owned by Petro Source Energy Corp.

     D.   In July 1995, the Company executed a 5 to 1 reverse stock split.

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

     E. In July 1995, the Company issued an additional 4,772,996 shares of common stock to existing stockholders.


NOTE 3 -  INVESTMENT IN OIL AND GAS PROPERTIES AND LITIGATION
          ---------------------------------------------------

          On October 20, 1993, the Company incorporated Resource Equity Corporation, a wholly-owned subsidiary. The purpose of that subsidiary was to acquire royalty interests in oil and gas producing properties.

          During November, 1993, Resource Equity Corporation acquired what it believed were deposits to acquire royalty rights in producing oil and gas fields located in the State of Texas for a total cost of $1,360,567.

          In 1994, the Company's corporate counsel determined that these rights were fraudulently conveyed. A lawsuit was initiated to recover such funds. Although the threatened lawsuit succeeded in obtaining a settlement with summary judgment against the party who had conveyed these rights and received the deposit proceeds, the Company's corporate counsel does not believe any efforts to collect on the judgement will be successful. Accordingly, the Company has concluded that this asset be written off as a non-recurring loss.

          On February 13, 1996, Resource Equity Corporation was dissolved by the state of Texas for failure to pay state franchise taxes. The dissolution has no material impact on the Company's future operations.

NOTE 4 -  REFINANCING DEBT
          ----------------

          During fiscal year ended September 30, 1995, Capitol Development of Arkansas, Inc., a wholly owned subsidiary of the Corporation, negotiated with Century Realty to eliminate a portion of the debt; $3,321,794 of the balance owed was converted into 700,000 common shares representing 10% of the outstanding common stock of the corporation (See Note 10 for detailed explanation of the refinancing).


                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                               SEPTEMBER 30, 1996
                               ------------------

NOTE 5 -  INVESTMENT - DEBENTURE
          ----------------------

          On September 11, 1995, the Corporation entered into a contribution agreement with Resure, Inc. contributing to Resure, Inc. a note from the corporation in the principal amount of $3,500,000 secured by approximately 409.73 acre residential tract of land in the city of Maumelle, Pulaski County, Arkansas, in exchange for which Resure, Inc. issued to the Corporation a subordinated surplus debenture in the amount of $3,500,000 bearing interest at a rate of 7% per annum. (See
          Note 9, Mortgages)

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          The debenture is payable to the Company in semi-annual payments of interest only commencing December, 1995 and ending in June, 2000, at which time the principle of $3,500,000 is due. The debenture payments generally match the amount of the semi-annual interest payments, payable by the Company to Resure, Inc. under Resure Note II. If the Company defaults on its obligation under Resure Note II, Resure may withhold the semi-annual interest payment due the Company on the debenture. (See Note 20 B, Subsequent Events, for current status of the subordinated surplus debenture).

NOTE 6 -  AGREEMENTS
          ----------

          The Corporation entered into an agreement with Century 21 Metro, Inc. for managerial and agency services. This agreement was terminated as of September 30, 1994.

          Currently the Company has an oral agreement with Maumelle Enterprise, Inc. (Maumelle), an affiliated company, to provide management, sales and administrative services for the Company's inventory of property. Under this oral agreement, payment to Maumelle for management services depends upon the actual services rendered in a given month and the current liquidity of the Company. If funds are not available, Maumelle has agreed to defer payment of its fees.

          For the fiscal year ended September 30, 1995, the Company paid Maumelle $74,381 and the Company has accrued the unpaid fees to Maumelle, in the aggregate amount of $198,230, for fiscal years ended September 30, 1996 and 1995. Management intends to formalize this agreement in writing in as yet to be determined terms and conditions.

NOTE 7 -  CONTINGENCIES
          -------------

          There is a lawsuit pending in the amount of $200,000 with interest at 5% per annum dated February 9, 1994 against Pine Ridge Improvement District, filed by Robert D. Holloway, Inc. for engineering services, planning, and surveying. Capitol Communities Corporation, Inc. and its subsidiary are not a party to the action; however, as owner of the property, any judgement against the property is a liability of the Company. Negotiations are currently taking place in order to settle this lawsuit. (See note 20 F, Subsequent Events, for current status of this contingency).

NOTE 8 -  LIENS
          -----

          The special improvement district taxes constitute a lien on the commercial tracts that is superior to mortgage liens in the event a delinquency causes the improvement district to foreclose on the property for nonpayment of the special tax. Payments to retire improvement bond debt arising from tax delinquencies are accounted for as additions to the cost basis of the related property.

          Specifically, company owned property was subject to a special tax levied by the residential improvement district for 1992,

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          1993 and 1994. The revenues from the special tax were pledged by the District to the payment of the bonds. The property was acquired by the Company in February, 1994 subject to the special tax. It was sold in December, 1994 under terms requiring that a "bond release price" be paid to the bond trustee to release the property from future levies of the special tax. The total amount paid to release the property, and to satisfy delinquent taxes levied on the property prior to 1994, was $148,356. This amount was an addition to basis, and consequently, a cost of sales, since it was for payment of an improvement tax levied for the purpose of paying the bond issue which provided the funds to improve the property. This resulted in the classification of the tax payments as a capital expenditure.

          Currently the Company does not hold any funds, and has not deposited money in any escrow accounts on behalf of any lot owners, with respect to the improvement taxes referred to in the previous paragraphs.

          However, the Company has accrued a liability in the amount $200,000 in its fiscal year end 1995 financial statements because certain properties located in Pine Ridge have been indentured to pay any taxes levied by the Pine Ridge Improvement District in order to satisfy a potential judgement against the Pine Ridge Improvement District arising from the suit discussed in Note 7.

NOTE 9 -  MORTGAGES
          ---------

          On September 11, 1995, the Company entered into a promissory note with Resure, Inc. for $3,500,000, bearing interest at 10% per annum, payable in full on July 1, 2000 and secured by a 701.3 acre tract of land in Maumelle, Arkansas. Payments of accrued interest only are due for 1 year, payable quarterly on the unpaid principal balance, first payment due October 1, 1995. Then payments in the amount of $101,591.16 including principal and interest at 10% per annum, will be paid quarterly with the first payment due October 1, 1996. The remaining unpaid balance on this note after quarterly installments is subjected to a final balloon payment. All payments shall be applied first to interest, then to principal. The Company has not made the quarterly payment due on October 1, 1996, in the amount of $101,591.16, on the aforementioned Note, but on November 25, 1996 it was granted an extension of time until April 1, 1997 in consideration of a pledge of 200,000 shares of the Company's Common Stock by two of the Company's major share holders. Under this extension of the time agreement, Resure, Inc. has agreed to waive all rights, powers and remedies it may have had on November 25, 1996, with respect to any breach or default, including waiving any right to default due to the Century Note default (see Note 14). See Note 20 B, Subsequent Events, for a discussion of the current status of default by the Company due to its inability to pay the Resure Note I, January payment and, as a result its default on Note II under the cross-default provisions.

          As discussed in Note 5, as part of the debenture agreement the Company also entered into a second loan agreement with Resure,

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          Inc. as lender and the Corporation as borrower, borrowing $3,500,000 from the lender and granting a mortgage on an approximate 409.73 acre residential tract of land in the city of Maumelle, Pulaski County Arkansas.

NOTE 10 - REFINANCING DEBT
          ----------------

          The Company refinanced the promissory note to Century Realty as follows: obtained a $3,500,000 loan from Resure, Inc. secured by 701.3 acres of property, of which $2,500,000 was paid directly to Century Realty, $1,400,000 and $350,000 in promissory notes with Century Realty, and issued 700,000 shares of the Company's common stock which amounted to $3,321,794, representing $2,487,000 of the balance of the original mortgage, $186,562.50 taxes, and $648,231.75 accrued interest. The refinancing note from Resure, Inc. is cross collateralized with a debenture and investment note for $3,500,000 discussed in Note 5. The proceeds of the investment note purchased a $3,500,000 investment in Resure, Inc. (See Note 14 with regard to foreclosure litigation on the Century debt).

          The Company issued the Above mentioned 700,000 shares to Century Realty in November of 1995 from Treasury Shares that had been contributed to the Company by Michael Todd and John DeHaven, in the amount of 350,000 shares from each shareholder, which therefore resulted in no change to the capital structure of the Company during the year ended September 30, 1996.


NOTE 11 - REVENUE
          -------

          For the year ending September 30, 1996, the only revenue that was generated was from the receipt of timber royalties from the residential lots.

NOTE 12 - LEASE AGREEMENT
          ---------------
          The Company is subleasing office space from Dehaven & Todd Co., in which Mike G. Todd, is a partner. The monthly lease payment began on October 1, 1995 and is $1,800 per month. The lease expires September 30, 1998.

          The lease commitment is as follows:

               Year ended September 30
                    1996              $21,600
                    1997               21,600
                    1998               21,600
                                      -------
               Total Minimum
                Rental Payments       $64,800
                                      =======

          As of September 30, 1996, all amounts due under this agreement have been accrued.

NOTE 13 - EXECUTIVE EMPLOYMENT AGREEMENT
          ------------------------------

          The Company has a five-year written agreement with Michael Todd to perform the duties of President. Under the agreement, which

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          became effective on October 1, 1995, Michael Todd is to be compensated at a rate of $20,000. per month. The agreement expires on September 30, 2000. The Company is not a party to any other employment agreements.

NOTE 14 - FORECLOSURE LITIGATION - CENTURY
          --------------------------------

          On August 12, 1996 Century Realty Inc. entered into a lawsuit against Capitol Development of Arkansas & Capitol Communities Corporation, Inc. in an action for foreclosure of a lien on approximately 36 acres of commercial property for the non-payment of the entire unpaid principal balances of promissory Note 1 and Note 2 previously discussed in Note 10, together with all accrued and unpaid interest, which became due and payable in full on January 9, 1996.

          On September 16, 1996 a counter claim was filed against Century Realty, Inc. for the complaint to be dismissed and that the Company have judgement against Century for double the amount of interest paid on both the February 15, 1994 note and the September 11, 1995 note. The basis of the complaint was that Century Realty, Inc. mislabeled other charges and interest exceeded the lawful amount allowable in an effort to avoid Arkansas usury law. (See Note 20 A, Subsequent Events, for current status of foreclosure litigation.)

NOTE 15 - GOING CONCERN
          -------------

          The Company currently is unable to meet its liquidity requirements consisting of such items as taxes, interest payments, debt reduction, assessments and general operating expenses. As discussed in Note 9, the Company did not make the $101,591.16 October 1, 1996 payment under the Resure Note I, but was granted an extension until April 1, 1997 in consideration of a pledge of 200,000 shares of the Company's common stock by two of the Company's major shareholders and Charlie Corporation. The Company has not made the $101,591.16 quarterly payment due January 1, 1997, and does not expect to be able to make such payment unless it liquidates additional property inventory or can otherwise raise capital. (See Note 20 B, Subsequent Events, for a discussion of the current status of this debt.)

          The Company is in negotiations with an investment banking firm to arrange debt and construction financing in the total amount of $20,000,000 (the "Construction Financing Loan"). If the Construction Financing Loan is obtained, the Company intends to use the net proceeds to begin operations as a home builder and to service existing debt. The Company intends to use part of the unsecured potions of the Maumelle Property to secure $10,000,000 of the loan, with the remaining $10,000,000 to be secured by home construction.

          The Company is negotiating with private sources to secure bridge financing of approximately $600,000, of which the Company would receive net proceeds of $500,000. $200,000 of the net proceeds will be used to service existing debt.

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          The Company raised $110,000 from the sale of one commercial lot on December 31, 1996. The Company expects to raise $542,000 from pending sale of another 11 acre commercial parcel of the Maumelle Property. The parcel is expected to close on or before March 31, 1997, with net proceeds of approximately $500,000. Sale proceeds will be used to pay accrued interest on the Resure Note I, and for general corporate purposes.

          With respect to prospective long-term liquidity, the Company intends to generate the bulk of its cash from operations by building and selling homes. At present, management of the Company believes that the most likely source of substantial cash flow during the next two years is the development of single-family home product in the $115,000 to $200,000 price range on the approximately 3,500 single family home sites it owns in Maumelle, assuming the Company can obtain the necessary financial resources to undertake substantial building operations on the Maumelle Property. Although there can be no assurance that the Company can obtain such resources, the Company believes that its ownership of a majority of the undeveloped home sites in Maumelle will enable the Company to attract the necessary financing to implement an orderly build-out program that will generate cash flow.

          The Company intends to raise operating capital by selling debt and/or equity securities to the public or in private transactions. There can be no assurance, however, that such public or, private offerings will be successful.

NOTE 16 - NOTES PAYABLE
          -------------

          Notes payable consist of the following:

                                                 9/30/1996       9/30/1995
                                                 ---------       ----------
          Note Payable -Century Realty
          ----------------------------
           Secured 9% per annum due
           January 9, 1996 (Notes 10
           and 14)                               $1,400,000      $1,400,000

          Note Payable - Century Realty
          -----------------------------
           Unsecured 10% per annum due
           September 11, 1998, deemed
           current under default agreement
           (notes 10 and 14)                        350,000           - 0 -

          Note Payable - Davister
          -----------------------
           Unsecured 9% per annum due
           January 9, 1996                          200,000         200,000

          Notes Payable
          -------------
           Miscellaneous Short-Term                     906           1,366

          Note Payable - Resure Mortgage             13,500           - 0 -
          ------------------------------         ----------      ----------

           Total Current Maturities               1,964,406       1,601,366
                                                 ----------      ----------

          Note Payable - Century Realty
          -----------------------------
           Unsecured 10% per annum due

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          September 11, 1998 (Note 10)                - 0 -         350,000

          Note Payable - Resure Mortgage
          ------------------------------
           Secured 10% per annum due
           July 01, 2000 - Quarterly
           payments beginning 10/01/96
           for $101,591 (Note 9)                  3,473,128       3,500,000

          Note Payable -Resure Debenture
          ------------------------------
           Secured 7% semi-annually due
           June 30, 2000 (Notes 9 & 10)           3,500,000       3,500,000
                                                 ----------      ----------

             Total Non-Current                    6,973,128       7,350,000
                                                 ----------      ----------

             Total Notes Payable                 $8,937,533      $8,951,366
                                                 ==========      ==========

NOTE 17 - LOAN ORIGINATION FEES
          ---------------------

          Loan origination fees were incurred in connection with the Resure, Inc. debt refinancing September 11, 1995 as discussed in Notes 9 and
          10. Said costs included attorney, consult, title, appraisal and survey fees and are being amortized over 57 months on a straight-line basis.


NOTE 18 - JOINT VENTURE
          -------------

          The Company formed a joint venture in August 1996 with the Monterra Group and purchased 6 lots on 1-1/2 acres of land in Calexico, California for an aggregate purchase price of approximately $100,000. The Company and the Monterra Group intended to build and sell homes on the Calexico Property, but received an offer to sell the lots. The sale of the lots was completed in October 1996. Prior to the completion of the sale, the Company deeded its interest to Monterra, and 50% of the sale profits, approximately $20,000, was credited to the Company by Monterra for prepaid consulting fees.

NOTE 19 - SUPPLEMENTAL CASH FLOW INFORMATION
          ----------------------------------

                    Year End               1996         1995
                                           ----         ----
                    Interest Paid        $775,814     $593,684

NOTE 20 - SUBSEQUENT EVENTS
          -----------------

     A. The Company has entered into a tentative settlement agreement with Century, which required a substantial payment on August 1, 1997. The Company was unable to make this payment, but negotiated an extension of the agreement to September 1, 1997 for a fee of $25,000. The Company had the right to extend the due date of the settlement agreement until October 1, 1997, for an additional $25,000 fee. This extension fee, due on September 1, 1997, was not paid by the Company and the settlement agreement expired. The Company has continued to negotiate a settlement, but there can be no assurance that the Company will be able to negotiate acceptable terms and prevent foreclosure on the 36 acres of Commercial Lots securing the Century Note I, or obtain other relief, given the Company's present liability.

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

     B.   Resure Note I and Resure Note II

          a.   The Company continues to be in technical default under the Resure
               Note I, having not made the $101,591 quarterly payments due on January 1, 1997 and April 1, 1997 nor the extension payment due April 1, 1997. The extension payment originally due October 1, 1996 in the amount of $101,591.16 was extended in consideration of a pledge of $200,000 shares of the Company's common stock by two of the Company's major shareholders, Charlie Corporation and Prescott Investment Limited Partnership.

          b. On February 22, 1997, Mark Boozell, Director of Insurance of the State of Illinois was appointed liquidator for Resure, Inc., due to concerns about Resure's liquidity. The Company is currently negotiating with Resure's liquidator to bring the technical defaults current. If such negotiations are not successful, the Company may commence litigation against the Resure assets or estate violations the Company believes were committed by Resure in connection with Resure's sale of the Resure Debenture to the Company.

          c. In May, 1997, Resure's liquidator agreed to release 67 acres he held as collateral under the Resure Note I, to permit the Company to sell the property. Approximately $128,000 of the sales proceeds were used to pay interest due on the Resure Note II, and $675,100 of the proceeds were placed in a restricted cash collateral account as substitute collateral for the 67 acres.

          d. Resure has not paid the semi-annual interest payment due on the Resure Debenture. As a result, the Company was not able to make the payment due to Resure in January and June, 1997 under the Resure Note II. However, the Company made the January 1997 payment under the Resure Note II in May 1997, using the proceeds from the sale of the 67 acres of the Maumelle Property released by the Resure liquidator. The Company has not yet made its June 1997 payment due under the Resure Note II and is in technical default under this Note.

          e. Although Resure is in technical default under the Resure Debenture and a liquidator has been appointed to oversee liquidation of Resure, Company management believes that the Resure Debenture should not yet be considered impaired and that no actual deficit exists on the related $3,500,000 note, because of negotiations that are currently taking place between the Company and the Resure Liquidator. Based on such negotiations, the Company believes that the Resure Liquidator is agreeable to a settlement which would require the cancellation of the $3,500,000 Resure Debenture in exchange for the cancellation of the $3,500,000 Resure Note II. However, there can be no assurance that such a settlement will be reached

     C. Subsequent to the Company's fiscal year-end, it obtained $977,706 in short-term debt financing from private sources, with net proceeds to the Company of $733,279 (collectively the "Bridge Loan"). The Majority of the promissory notes interest

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          at a rate of 10% per annum and mature nine months from the date of issuance of each note. The Bridge Notes are unsecured, however the Company has provided a guarantee approximately 10% of the gross proceeds received from the Bridge Loan. The Company has paid to the investment banking firm that assisted the Company in obtaining the Bridge Loan a fee equal to 15% of the Bridge Loan gross proceeds received. As of June 30, 1997, the Company has accrued $8,138.39 in interest on the Bridge Notes. The Company is using the proceeds for general operating purposes.

     D. On March 31, 1997, the Company obtained a fixed rate commercial revolving line of credit from the Bank of Little Rock in the amount of $400,000, bearing an interest rate of 10.00% per annum, payable monthly, and maturing on May 10, 1998. The line is secured by approximately 10.7999 multi-family zoned acres of the Company's Maumelle Property. On July 29, 1997, the Company obtained a second commercial revolving line of credit from the Bank of Little Rock, in the amount of $450,000, also bearing interest at the rate of 10.00% per annum, payable principal and interest on demand or at maturity, November 5, 1997. This line is secured by approximately 19 multi-family zoned acres of the Company's Maumelle Property. As of August 10, 1997, the Company has drawn a total of $847,000 against the lines. The proceeds were used to complete the purchase of the property in Osceola County, Florida. (See H below)

     E. On May 20, 1997, the Company closed the sale of 67 acres of its Maumelle single-family property for a total sales price of $1,552,730. Resure agreed to release the 67 acres as collateral under the Resure
          Note I in exchange for the Company agreeing to place $675,100 of the sale proceeds in a restricted cash collateral account for the benefit of Resure.

     F. On March 13, 1997 the Chancery Court of Pulaski County, Arkansas, Second Division granted a summary judgement in favor of the Company, relieving it of any liability arising from assessment or tax levy in the matter of Robert Holloway, Inc. vs. Pine Ridge Residential Property Owners Improvement District. The Plaintiff has filed a Notice of Appeal to the Supreme Court of Arkansas.

     G. In March, 1997, Michael G. Todd, a director and controlling shareholder of the Company and James DeHaven, a beneficial shareholder of the Company, together relinquished an aggregate of 200 shares of Maumelle Enterprises' common stock, an affiliate of the Company, as consideration for the agreement of Maumelle Enterprises to sell 3.829 acres of commercial property in the City of Maumelle to the Company. The Maumelle Enterprise property was purchased for a total cost of $200,665.

     H. On July 30, 1997, The Company acquired Capitol Resorts of Florida, Inc. ("CRF") in a stock exchange in which the Company exchanged 100,000 shares of its common stock for 1,000 shares of CFR common stock, a newly formed corporation whose sole asset was the right to purchase approximately 34.7 acres of land and improvements in Osceola County, Florida. The Company entered into a reorganization agreement with MLT Management Corp., the parent of CRF, with the Company acquiring all of the stock. On the same day, CRF closed on the contract to acquire

            CAPITAL COMMUNITIES CORPORATION, INC. AND SUBSIDIARIES
            ------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENT (CONTINUED)
                         ----------------------------
                              SEPTEMBER 30, 1996
                              ------------------

          the Property for $922,000.

     I. Since the end of the Company's last fiscal year, the Company has expanded its business focus to include the development, sale and operation of vacation ownership interest ("VIP") properties. The Company has signed agreements on June 16, 1997 to purchase approximately 21 acres of undeveloped land in Branson, Missouri, by no later than September 12, 1997. The aggregate purchase price for the property is approximately $4,200,000. The Company intends to develop VOI units on the property. The Company does not currently have the financing necessary to purchase the property.